ADDENDUM to

SCHEDULE A

to the

ADVISORY AGREEMENT

dated May 26, 2015

between

EXCHANGE TRADED CONCEPTS TRUST

and

EXCHANGE TRADED CONCEPTS, LLC

As last revised December 8, 2015

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate	Effective Date
Yorkville High Income MLP ETF	82 bps	May 26, 2015
Yorkville High Income Infrastructure MLP ETF	82 bps	May 26, 2015
WeatherStorm Forensic Accounting Long-Short ETF	85 bps	May 26, 2015
Hull Tactical US ETF	91 bps	May 26, 2015
ROBO GlobalTM Robotics and Automation Index ETF	95 bps	June 12, 2015
Janus Equal Risk Weighted Large Cap ETF	65 bps	June 12, 2015
YieldShares High Income ETF	50 bps	June 12, 2015
EMQQ The Emerging Markets Internet & Ecommerce ETF	86 bps	June 12, 2015
REX Gold Hedged FTSE Emerging Markets ETF	65 bps	December 8, 2015
REX Gold Hedged S&P 500 ETF	48 bps	December 8, 2015